Exhibit 99.1

Johnson Controls appoints Irene Esteves to board of directors

CORK, Ireland — June 3, 2026 — Johnson Controls International plc (NYSE: JCI), a global leader in thermal management, mission-critical building systems, energy efficiency, and decarbonization, today announced the appointment of Irene Esteves to its board of directors, effective immediately.

Esteves brings deep global finance and governance experience, with a proven record of leading large-scale, technology-driven industrial and aerospace organizations, further strengthening the Board as Johnson Controls advances its strategy to help customers deliver critical indoor operating conditions while reducing the energy intensity that comes with them.

“Irene is a highly respected leader with a track record of guiding global organizations through transformation, and she will be a strong addition to our Board,” said Joakim Weidemanis, Chief Executive Officer of Johnson Controls. “We are at a pivotal moment as we are working on transforming our 140-year-old company by focusing on mission critical applications to drive faster growth, leveraging technology and life cycle service driven innovation and our proprietary business system. Irene’s expertise will be invaluable as we focus our capabilities, better serve customers, and continue delivering long term value for shareholders.”

Esteves' appointment reflects the Board's ongoing commitment to refreshment and governance, with a focus on aligning its composition with the company's strategic direction and the increasingly complex environments its customers operate in.

“We have been deliberate about ensuring our Board has the right skills and expertise to support the company’s growth," said Mark Vergnano, Chairman of the Board of Johnson Controls. "Irene’s financial acumen and experience give her a rare perspective on the types of businesses and industries we serve. As we accelerate growth, she will help strengthen the Board's ability to guide Johnson Controls through its next chapter.”

With more than 25 years of financial leadership experience, Esteves most recently served as Executive Vice President and Chief Financial Officer of Spirit AeroSystems Holdings, Inc., where she oversaw global finance, treasury, accounting, tax, and investor relations functions and played a key role in corporate strategy and risk management. Prior to this, she served as Executive Vice President and Chief Financial Officer of Time Warner Cable Inc. She also currently serves on the Boards of Roper Technologies, Inc. and KKR Real Estate Finance Trust.

“I am excited to join the Johnson Controls Board at a time when exponential growth in mission-critical facilities is driving new demands for resilience, precision and energy efficiency," said Esteves. "Johnson Controls has the technology, the global scale and the right leadership team to capitalize on these opportunities, and I look forward to contributing to the company’s strategy and creating lasting value.”

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About Johnson Controls

Johnson Controls, a global leader in thermal management, mission-critical building systems, energy efficiency, and decarbonization, helps customers use energy more productively, reduce carbon emissions, and operate with the precision and resilience required in rapidly expanding industries such as data centers, healthcare, pharmaceuticals, advanced manufacturing, and higher education.

For more than 140 years, Johnson Controls has delivered performance where it really matters. Backed by advanced technology, lifecycle services and an industry-leading field organization, we elevate customer performance, turn goals into real-world results and help move society forward.

Visit johnsoncontrols.com for more information and follow @Johnsoncontrols on social platforms.

INVESTOR CONTACT:	MEDIA CONTACT:

Mike Gates	Danielle Canzanella
Direct: 414.524.5785	Direct: 414.524.8687
Email: Michael.j.gates@jci.com	Email: Danielle.canzanella@jci.com